UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2026

KAISER ALUMINUM CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-09447	94-3030279
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 West McEwen Drive Suite 500
Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (629) 252-7040

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KALU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On August 17, 2026, Kaiser Aluminum Corporation (the “Company”) announced that Fred Stephan will become the Chief Executive Officer and President of the Company, to succeed Keith A. Harvey, effective as of November 1, 2026 (the date Mr. Stephan commences his employment with the Company, the “Effective Date”) as part of the Company’s succession planning process. On the Effective Date, the size of the Board will increase from nine to ten directors, and Mr. Stephan will become a Class III director. As a Class III director, Mr. Stephan’s term will expire at the Company’s annual meeting of stockholders in 2027.

Mr. Stephan, age 61, most recently served as Chief Operating Officer of Amcor Global Flexible Packaging Solutions of Amcor plc (“Amcor”), where he oversaw global manufacturing, research and development and commercial functions, including sales, marketing and product management, for over 200 manufacturing sites, across more than 35 countries with 40,000 employees. From 2019 to 2024, Mr. Stephan served as a Business Group President of Amcor Flexibles North America following Amcor's acquisition of Bemis Company, where he had served as President of Bemis North America. Mr. Stephan also spent more than a decade in senior leadership roles at Johns Manville, a Berkshire Hathaway company. Earlier in his career, he held various leadership positions at General Electric Company, including serving as President and Chief Executive Officer of GE Lighting Systems. Mr. Stephan holds a Bachelor of Science degree in Electrical Engineering from Purdue University.

The Company and Mr. Stephan entered into an offer letter on August 12, 2026 in connection with his anticipated appointment as Chief Executive Officer, President and a Class III director (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Stephan is eligible for the following compensation: (i) an initial annual base salary of $1,150,000, (ii) an annual short-term cash incentive target of $1,440,000 (prorated for service in 2026), (iii) a long-term incentive target of $4,430,000 (beginning in 2027, with long-term incentive awards expected to be 50% performance-based), (iv) a grant of restricted stock units on the Effective Date with a target grant date value of $3,767,000 as a 2026 long-term incentive grant that will generally cliff vest on March 5, 2029, and (v) a sign-on grant of restricted stock units on the Effective Date with a target grant date value of $2,000,000, 50% of which will generally vest on the first anniversary of the Effective Date and the remaining 50% of which will generally vest on the second anniversary of the Effective Date. Mr. Stephan will also receive certain relocation benefits in connection with his relocation to the Franklin, Tennessee area, including payments to cover expenses incurred in connection with the sale of his primary residence.

Following his appointment, Mr. Stephan will also participate in the Company’s Key Employee Severance Plan, which has been amended as described below (as so amended, the “Severance Plan”). Pursuant to the terms of the Severance Plan, if Mr. Stephan is terminated by the Company without “Cause” or he resigns for “Good Reason” (each as defined in the Severance Plan) other than in connection with a change in control (a “Qualifying Non-CIC Termination”), Mr. Stephan will be entitled to severance and benefits, including: (i) a lump sum payment equal to two times the sum of Mr. Stephan’s then-current (a) base salary and (b) short-term cash incentive target, (ii) a prorated short-term cash incentive award for the year of termination, calculated based on actual performance, and (iii) subsidized health care coverage under COBRA for up to 24 months post-termination. If Mr. Stephan’s employment is terminated by the Company for any reason other than death, disability, or “Cause,” or by Mr. Stephan for “Good Reason,” and in each case, such qualifying termination occurs within 90 days prior to or within 24 months after a change in control (a “Qualifying CIC Termination”), then Mr. Stephan is eligible to receive: (i) a lump sum payment equal to two and a half times the sum of Mr. Stephan’s (a) then-current base salary (or, if higher, Mr. Stephan’s annual base salary in effect within the six months preceding the change in control), and (b) Mr. Stephan’s most recent short-term cash incentive target, (ii) a prorated short-term cash incentive award for the year of termination, calculated based on achievement of a target level of performance, and (iii) subsidized health care coverage under COBRA for up to 30 months post-termination.

If the payments or benefits payable under the Severance Plan would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then those payments or benefits will be reduced if such reduction would result in a higher net after tax benefit to Mr. Stephan. In addition, Mr. Stephan would be required to execute and deliver an effective release and waiver of claims and continue to comply with any applicable restrictive covenants in order to receive the payments and benefits provided for under the Severance Plan. The Company can clawback any portion of the payments or benefits previously paid (to the fullest extent permitted by law) if Mr. Stephan breaches the release or the restrictive covenants.

The foregoing descriptions of the Offer Letter and Severance Plan are qualified in their entirety by reference to the full text of each of the Offer Letter, which is filed as Exhibit 10.1 hereto, and the Severance Plan, which is filed as Exhibit 10.2, both of which are incorporated herein by reference.

The Company also intends to enter into its standard form of indemnification agreement with Mr. Stephan, which was previously filed by the Company as Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on July 6, 2006.

In connection with transition of the role of Chief Executive Officer to Mr. Stephan as described above, the Company amended the Severance Plan, effective as of August 12, 2026, primarily to (1) revise the definition of “Severance Multiple” to add an additional tier for the Chief Executive Officer with a multiple of 2.5 in the event of a Qualifying CIC Termination and 2.0 in the event of a Qualifying Non-CIC Termination and (2) revise the definition of Qualifying Non-CIC Termination to include a termination by a participant in Severance Plan with “Good Reason.” Other than as described above, the Severance Plan’s other terms remain in full force and effect.

Executive Chairman

In connection with the leadership transition, Keith A. Harvey entered into a letter agreement with the Company dated August 12, 2026, pursuant to which he will step down from the role of Chief Executive Officer and President and become Executive Chairman, effective as of the Effective Date (the “Transition Letter”). Mr. Harvey will also continue to serve in his capacity as a Class I director with a term expiring at the Company’s annual meeting of stockholders in 2028 and until his successor is duly elected and qualified, or his earlier death, resignation or removal.

Pursuant to the terms of the Transition Letter, Mr. Harvey will be available to Mr. Stephan in a special advisory role through October 31, 2027 (the “Transition Period”), to help ensure a smooth transition. During the Transition Period, Mr. Harvey’s base salary will continue as currently in effect through December 31, 2026, and Mr. Harvey will be entitled to receive his 2026 short-term cash incentive award when normally paid in March 2027 without proration. Through the remainder of the Transition Period, in consideration of his commitment to support the transition and in lieu of any additional compensation as the Executive Chairman, Mr. Harvey’s base compensation will be $.9 million paid ratably over the Transition Period, Mr. Harvey will be entitled to participate in the Company’s 2027 short-term cash incentive plan with a reduced target of $.9 million for the remainder of the Transition Period, which will be paid when normally paid in March 2028, and Mr. Harvey will receive a 2027 long-term incentive grant with a reduced target of $2.2 million consisting solely of restricted stock units vesting on the first anniversary of the grant date except as otherwise contemplated in the applicable grant documents.

In addition, during the Transition Period and through Mr. Harvey’s continued employment with the Company, his outstanding long-term incentive awards will remain outstanding and subject to the terms and conditions of the underlying grant documents; provided, however that his outstanding awards will vest (subject to performance- and time-based vesting conditions, as applicable) without proration, notwithstanding any subsequent termination of his employment. Effective as of the end of the Transition Period, Mr. Harvey’s compensation as Executive Chair and a member of the Board will be in accordance with the Company’s director compensation programs rather than as set forth above. Mr. Harvey will continue to serve as an employee of the Company through the Transition Period and will generally continue to be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives generally, as may be in effect from time to time in accordance with the terms of such plans and programs, except as otherwise provided in the Transition Letter.

The Transition Letter also provides that, as of the Transition Date, Mr. Harvey’s amended and restated severance agreement will terminate and be of no further force and effect other than with respect to restrictive covenants in Section 7 of that agreement and that Mr. Harvey will not participate in the Company’s severance plan for salaried employees.

The foregoing description of the Transition Letter is qualified in its entirety by reference to the full text of the Transition Letter, which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 17, 2026, the Company issued a press release announcing the leadership transition. A copy of the press release is attached to this Current Report on Form 8-K and is incorporated herein by reference. The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Offer Letter, dated August 12, 2026, between Kaiser Aluminum Corporation and Fred Stephan.
10.2	Key Employee Severance Plan, as amended
10.3	Transition Letter, dated August 12, 2026, between Kaiser Aluminum Corporation and Keith A. Harvey.
99.1	Press release dated August 17, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaiser Aluminum Corporation

Date:	August 17, 2026	By:	/s/ Cherrie I. Tsai
Cherrie I. Tsai Vice President, Deputy General Counsel and Corporate Secretary